Exhibit 99.1
TOREADOR COMMENTS ON FRENCH INTERIM REPORT ON
UNCONVENTIONAL HYDROCARBON EXPLORATION
PARIS, FRANCE — (April 21, 2011) —Toreador Resources Corporation (NASDAQ: TRGL) (Paris: TOR) today commented on the interim report on the economic, social and environmental impact of unconventional hydrocarbon exploration and development in France — a study undertaken by the General Council of Industry, Energy and Technology (CGIET) and the General Council on the Environment and Sustainable Development (CGEED) per the instruction of the Ministry of Environment and the Ministry of Energy.
The report is available at: http://www.developpement-durable.gouv.fr/IMG/pdf/Rapport_provisoire_sans_annexe.pdf
Craig McKenzie, President and CEO of Toreador, said, “Toreador welcomes the interim report produced by the CGIET and the CGEDD regarding unconventional hydrocarbon activities in France. We believe this report, assembled in partnership with national and regional elected officials, enterprises, industry and environmental associations and academics, will help inform the upcoming parliamentary debate about unconventional exploration on May 10, 2011. As part of the report, we welcome the intention to allow regulated and supervised unconventional exploration.”
Continued McKenzie, “As a longstanding, established operator in France, we will continue to interact with the government and local communities in which we operate and we look forward to the opportunity to play a part in realizing the positive economic and social benefits that oil exploration in the Paris Basin would have for France.”
ABOUT TOREADOR
Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of

Toreador Press Release continued
the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact:
US: Shirley Z. Anderson, Corporate Secretary
+1 469 364-8531
Investors:
Tony Vermeire
+33 1 47 03 34 24
Media:
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